EXHIBIT 23.1



                    ACCOUNTANTS' CONSENT

      We consent to incorporation by reference in the registration statements (File No. 333-103467, 33-15894, and No. 33-15895) on Form S-8 of Werner Enterprises, Inc. of our report dated January 22, 2004, relating to the consolidated balance sheets as of December 31, 2003 and 2002, of Werner Enterprises, Inc. and subsidiaries and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the years ended December 31, 2003, 2002, and 2001, and related schedule, which report appears in the December 31, 2003, annual report on Form 10-K of Werner Enterprises, Inc.

                                             KPMG LLP

Omaha, Nebraska
March 1, 2004